Exhibit 16.1
July 27, 2005
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Commissioners:
We have read the statements made by MSW Energy Holdings LLC and MSW Energy Finance Co., Inc. (copy attached), which we understand will be filed with the U.S. Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of each of the Registrants’ Form 8-K/A, report dated July 18, 2005. We agree with the statements concerning our Firm in such Form 8-K/A. However, PricewaterhouseCoopers LLP makes no comment whatsoever regarding whether the Audit Committee of Danielson Holdings Corporation “serves” as the Audit Committee for either MSW Energy Holdings LLC or MSW Energy Finance Co., Inc.
Very truly yours,
/s/ PricewaterhouseCoopers LLP